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                                                                                                                   Exhibit (12)(b)
                                                                 ILLINOIS POWER COMPANY
                                                    STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                                                     FIXED CHARGES
                                                                 (Thousands of Dollars)


                 Year Ended December 31,                             Supplemental**                                Supplemental***
                            -------------------------------------------------------------------------------------------------------
                                                   1992        1993       1993      1994      1995       1996       1997       1997
                                                   ----        ----       ----      ----      ----       ----       ----       ----
Earnings Available for
Fixed Charges:
Net Income (Loss)                              $ 122,088  ($ 56,038) ($ 56,038) $ 180,242  $ 182,713  $ 228,618 ($ 65,669)($ 65,669)
  Add:
   Income Taxes:
     Current                                      22,930     25,260     25,260     58,354     98,578    163,873    72,680    72,680
     Deferred - Net                               63,739     82,057     82,057     71,177     34,137    (16,028)   36,963    36,963
   Allocated income taxes                         (6,632)   (12,599)   (12,599)    (8,285)    (8,417)    (2,642)   (1,446)   (1,446)
   Investment tax credit - deferred                 (519)      (782)      (782)   (11,331)    (6,894)    (7,278)   (7,278)   (7,278)
   Income tax effect of disallowed costs            --      (70,638)   (70,638)      --         --         --        --        --
   Income tax effect of FAS 71 write-off            --         --         --         --         --         --    (117,998) (117,998)
   Interest on long-term debt                    160,795    154,110    154,110    135,115    125,581    118,438   109,595   109,595
   Amortization of debt expense and
     premium-net, and other interest charges      12,195     17,007     17,007     15,826     29,558     22,325     26,260   26,260
   One-third of all rentals(Estimated to be
     representative of the interest component)     5,117      5,992      5,992      5,847      5,221      4,346      4,229    4,229
   Interest on in-core fuel                        8,278      6,174      6,174      7,185      6,716      4,757      3,842    3,842
   Disallowed Clinton plant costs                   --         --      270,956       --         --         --         --       --
   FAS 71 Regulatory Write-Offs                     --         --         --         --         --         --         --    313,030
                                               ---------  ---------  ---------  ---------  ---------  ---------  --------- ---------
Earnings (loss) available for fixed charges    $ 387,991  $ 150,543  $ 421,499  $ 454,130  $ 467,193  $ 516,409  $  61,178 $ 374,208
                                               =========  =========  =========  =========  =========  =========  ========= =========

Fixed charges:
    Interest on long-term debt                 $ 160,795  $ 154,110  $ 154,110  $ 135,115  $ 125,581  $ 118,438  $ 109,595 $ 109,595
    Amortization of debt expense and
      premium-net, and other interest charges     25,785     27,619     27,619     25,381     38,147     28,957     31,204    31,204
    One-third of all rentals (Estimated to be
      representative of the interest component)    5,117      5,992      5,992      5,847      5,221      4,346      4,229     4,229
                                               ---------  ---------  ---------  ---------  ---------  ---------  --------- ---------

Total Fixed Charges                            $ 191,697  $ 187,721  $ 187,721  $ 166,343  $ 168,949  $ 151,741  $ 145,028 $ 145,028
                                               =========  =========  =========  =========  =========  =========  ========= =========

Ratio of earnings to fixed charges                  2.02     0.80 *       2.25       2.73       2.77       3.40     0.42 *      2.58
                                               =========  =========  =========  =========  =========  =========  ========= =========



     * Earnings are inadequate to cover fixed charges. Additional earnings (thousands) for 1993 and 1997 of $63,014 and $83,850, respectively, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

     ** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.

     *** Supplemental ratio of earnings to fixed charges presented to exclude write-off related to the discontinued application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business.


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